Exhibit 99.1

SUPREME INDUSTRIES, INC.

For Immediate Release

Contact:               Robert W. Wilson

President

(574) 642-3070

Supreme Industries Reports Revenues and Earnings
for the Second-Quarter and First Six-Month Periods of 2006

GOSHEN, Ind., August 10, 2006 — Supreme Industries, Inc. — (AMEX:STS), a leading manufacturer of specialized transportation products, including truck bodies and shuttle buses, announced today its financial results for the 2006 second-quarter and six-month periods ended July 1, 2006.

The Company recorded net sales of $98.9 million for the second quarter of 2006, compared to $95.2 million for the same period last year, an increase of $3.7 million, or 3.8 percent. Net sales in the first six months declined $0.9 million, or 0.5 percent, to $184.6 million in the 2006 period from $185.5 in the 2005 period.  Increased net sales in the 2006 second quarter were primarily attributable to a 31 percent increase in net sales quarter over quarter in the Company’s StarTrans® Bus Division due to a new ordering cycle of various transit authorities.  In the six-month period, fleet sales decreased approximately 25 percent over the comparable 2005 period due to an industry-wide reduction in truck purchases by major fleet customers.  This decrease was partially offset by a 4 percent increase in the core dry freight product line and a 34 percent increase at StarTrans® from period to period.  Sales backlog was $81.1 million at July 1, 2006, compared to $72.6 million at June 25, 2005.

Net income for the second quarter was $1.6 million, or $0.12 per diluted share, in 2006 compared to $2.9 million, or $0.23 per diluted share, in 2005, and for the first six months was $2.9 million, or $0.23 per diluted share, for the 2006 period and $6.0 million, or $0.47 per diluted share, in the 2005 period.

Gross profit as a percentage of net sales declined in both the quarter and six-month periods, primarily as a result of product mix and higher raw material costs relating to significant cost increases in aluminum, steel and wood components. The bus division accounted for a greater percentage of our product sales than in 2005.  These products have higher material costs and as a result, the increased sales volume in this division contributed to the increase in raw material costs as a percentage of net sales and the decline in gross margin percentage.

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Selling, general and administrative expenses decreased as a percent of net sales from 7.7 percent in the 2005 second quarter to 7.4 percent in the 2006 second quarter, and increased from 7.4 percent in the first six months of 2005 to 7.7 percent in the same period of 2006. SG&A expenses increased in the 2006 first six-month period primarily due to a reduction in cooperative marketing credits received from chassis manufacturers versus the same period last year.

Interest expense increased from $568 thousand in the second quarter of 2005 to $835 thousand in the same period of 2006. For the first six months, interest expense increased from $1.1 million in 2005 to $1.5 million in 2006. The increase in interest expense for both periods is a result of increased debt incurred principally for increased working capital and higher interest rates in 2006 versus 2005.

Stockholders’ equity improved to $76.0 million, or $5.98 per share, as of July 1, 2006.  At the end of the quarter, working capital totaled $61.7 million compared to $55.3 million last year.  The Company continues to aggressively manage its working capital assets, and during the second quarter, inventories and accounts receivable decreased by $7.4 million and $2.7 million, respectively, as compared to the first quarter.

President Robert W. Wilson stated, “We are disappointed in the first six months earnings performance.  The period was negatively impacted by higher raw material costs, and we continue to be challenged with matching ongoing inflation in material costs with customer price quotes. We did, however, implement price increases ranging from 3 percent to 5 percent on a majority of our truck division products in late May.  The anticipated increased revenue associated with these price increases will be gradually and increasingly realized throughout the third quarter. This delayed effect is principally due to the industry practice of not applying price increases to existing orders and outstanding quotes, the aggregate of which in late May was substantial and thus has caused the delayed effect of realizing any material benefit from the price increases.  To better manage these industry practices, the Company intends, when and where market conditions permit, to implement price increases on a more anticipatory and timely basis to meet the unprecedented challenges of volatile commodity costs.”

“Among other efforts to improve margins, Silver Crown (recently formed to conduct the operations of our Pony Xpress acquisition) has enabled us to focus on the development of highly specialized higher margin vehicles for the homeland security and law enforcement markets,” Wilson continued.  “Also under the homeland security umbrella, Supreme is now only one of three direct suppliers of armored Suburbans approved by the U.S Government.

“Additionally, Supreme has been working closely with General Motors to develop a small service vehicle, anticipated to be in production in the near future, to replace GM’s discontinued Astro Van.  With customer input and interaction throughout the design process, this new vehicle will be sold to GM fleet customers nationwide.  Lastly, a new website is under development to provide more interactive information and services to our customers.”

Supreme Industries announced on August 8, 2006 a cash dividend on its outstanding Class A and Class B Common Stock.  Stockholders of record as of August 21, 2006, will receive $0.095 for each share owned on that date, payable on August 28, 2006. This cash dividend is the twelfth consecutive quarterly cash dividend since the Company commenced the payment of regular cash dividends in October of 2003.

Future cash dividend payments are necessarily subject to business conditions, the Company’s financial position, and requirements for working capital, property, plant, and equipment expenditures and other corporate purposes.

A live webcast of Supreme Industries’ earnings conference call can be heard today at 4:30 p.m. Eastern Time at www.supremeind.com.

Supreme Industries, Inc. is a nationwide manufacturer of specialized truck bodies that are produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses.  The Company’s transportation equipment products are used by a wide variety of industrial and commercial customers.

The Company’s significant accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2005.  In Management’s opinion, the Company’s critical accounting policies include allowance for doubtful accounts, excess and obsolete inventories, inventory relief, accrued insurance and accrued warranty.

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Financial Tables Follow…

Supreme Industries, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005

Revenue:
Net sales	$98,863,512	$95,216,407	$184,610,650	$185,538,711
Other income	96,851	138,914	204,091	300,218

	98,960,363	95,355,321	184,814,741	185,838,929

Costs and expenses:
Cost of sales	88,332,555	82,970,295	164,474,007	161,666,831
Selling, general and administrative	7,341,767	7,294,334	14,200,733	13,752,416
Interest	834,660	568,387	1,535,585	1,057,033

	96,508,982	90,833,016	180,210,325	176,476,280

Income before income taxes	2,451,381	4,522,305	4,604,416	9,362,649

Income taxes	886,000	1,622,000	1,666,000	3,368,000

Net income	$1,565,381	$2,900,305	$2,938,416	$5,994,649

Earnings per share:
Basic	$.12	$.23	$.23	$.49
Diluted	.12	.23	.23	.47

Shares used in the computation of earnings per share:
Basic	12,692,632	12,391,341	12,691,143	12,288,776
Diluted	12,892,625	12,708,871	12,913,984	12,651,893

Cash dividends per common share	$.095	$.035	$.19	$.07

Supreme Industries, Inc. and Subsidiaries
Consolidated Balance Sheets

	July 1,	December 31,
	2006	2005
	(Unaudited)

Assets
Current assets	$88,683,985	$88,609,777
Property, plant and equipment, net	47,484,994	47,457,713
Goodwill and intangible assets, net	1,426,833	735,014
Other assets	938,017	549,350

Total assets	$138,533,829	$137,351,854

Liabilities
Current liabilities	$26,973,247	$27,819,756
Long-term debt	32,470,366	31,378,367
Deferred income taxes	3,136,475	2,988,275

Total liabilities	62,580,088	62,186,398
Total stockholders’ equity	75,953,741	75,165,456

Total liabilities and stockholders’ equity	$138,533,829	$137,351,854

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